Exhibit 99.1

Important Notice to American Equity Investment Life Holding Company (AEL)
Directors and Section 16 Insiders

Limitations on Your Trading in AEL Securities
During Blackout Period for the AEL Profit Sharing and 401(k) Plan

American Equity Investment Life Holding Company (“AEL”) has decided to merge the American Equity Investment Employee Stock Ownership Plan (“ESOP”) with and into the American Equity Investment Profit Sharing and 401(k) Plan (the “401(k) Plan”) effective January 1, 2024. After the plan merger, there will only be a single 401(k) Plan with an AEL stock fund consisting of the shares transferred from the former ESOP. Participants will be permitted to transfer out of the AEL stock fund (but will not be permitted to make future purchases of AEL stock). To process this plan merger and transfer the AEL common stock to the ESOP-related account within the 401(k) Plan, there will be a temporary period of time during which participants will not be permitted to transfer out of the AEL stock fund (a “blackout period”).

Under the Sarbanes-Oxley Act of 2002, the directors and executive officers of AEL are generally prohibited from engaging in transactions involving AEL’s equity securities (including stock appreciation rights and other derivatives based on AEL common stock) during this blackout period.

The blackout period for the 401(k) Plan is expected to begin January 2, 2024, and is expected to last through January 15, 2024. You will be notified of any changes that affect the commencement date or length of the blackout period.

Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any “equity security” of AEL that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options, stock appreciation rights, restricted stock units and other derivatives. Prohibited transactions include those involving your direct ownership, as well as any transaction in which you have a pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of AEL by your family members.

The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, stock appreciation right, restricted stock unit or restricted stock grant), (1) as a direct or indirect inducement to employment or joining the Board of Directors, and (2) as awards during the course of your employment or service as a director. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and criminal and civil penalties could be imposed upon directors and executive officers who violate them. We therefore request that you contact Steven Schwartz, Head of Investor Relations, at (515) 273-3763, with any questions regarding this notice or the blackout period, before engaging in any transaction involving AEL stock or derivatives based on AEL stock during the blackout period or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.